AMDL Announces First Closing of Private Offering

TUSTIN, Calif., December 8, 2004 — AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that it has conducted a first closing of a combined Regulation D/Regulation S private offering of shares and warrants generating gross proceeds of $775,191, exclusive of placement agent fees of approximately $101,000. The first closing consisted of 1,006,741 shares of AMDL common stock at $.77 per share and four year warrants to purchase an additional 1,006,741 shares, exercisable at $1.35 per share. AMDL agreed to file a registration statement on Form S-3 within 30 days of the first closing to register the resale of the shares and shares issuable on exercise of the warrants. The offering will continue until next week when the second and final closing will occur. The sale of shares and warrants in the second closing will be on similar terms and conditions, no more favorable than in the first closing.

About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdlcorporate.com.

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